Exhibit 99.1

iCAD ANNOUNCES PROPOSED PUBLIC OFFERING OF COMMON STOCK

NASHUA, N.H. — June 12, 2019 – iCAD, Inc. (“iCAD”) (NASDAQ: ICAD), a global medical technology leader providing innovative cancer detection and therapy solutions, today announced that it has commenced an underwritten registered public offering of its common stock. In addition, iCAD intends to grant the underwriter a 30-day option to purchase additional shares, in a number equal to up to 15% of the number of shares of common stock sold in the offering, to cover over-allotments, if any. All shares of common stock to be sold in the proposed offering will be offered by iCAD. The proposed offering is subject to market and other conditions, as well as customary closing conditions, and there can be no assurance as to whether or when the proposed offering may be completed, or as to the actual size or terms of the offering.

iCAD intends to use the net proceeds of the proposed offering for working capital and other general corporate purposes.

Craig-Hallum Capital Group is acting as sole managing underwriter for the proposed offering.

A registration statement on Form S-3 (File No. 333-228514) relating to the shares of common stock of iCAD to be sold in the proposed offering was declared effective by the Securities and Exchange Commission (the “SEC”) on December 4, 2018. A preliminary prospectus supplement and accompanying prospectus relating to and describing the terms of the proposed offering have been filed with the SEC and may be obtained by visiting EDGAR on the SEC’s website at www.sec.gov or by contacting Craig-Hallum Capital Group LLC at 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, Attention Equity Capital Markets, by telephone at 612-334-6300, or by email at prospectus@chlm.com. The final terms of the proposed offering will be disclosed in a final prospectus supplement to be filed with the SEC.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor may there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About iCAD, Inc.:

Headquartered in Nashua, NH, iCAD is a global medical technology leader providing innovative cancer detection and therapy solutions.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by us in the reports filed with the Securities and Exchange Commission, including the risk factors that attempt to advise interested parties of the risks that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

Contact:

Investor Relations:

LifeSci Advisors, on behalf of iCAD, Inc.

Jeremy Feffer, (212) 915-2568

jeremy@lifesciadvisors.com

iCAD, Inc.

603.882.5200

pr@icadmed.com